Exhibit 99.1

GMS REPORTS SECOND QUARTER FISCAL 2025 RESULTS

Continued Resilience in Wallboard Pricing Offset by Softening End Market Demand,

Year-Over-Year Steel Price Deflation and Hurricane-Related Impacts

Share Repurchase Authorization Renewed

Tucker, Georgia, December 5, 2024. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fiscal second quarter ended October 31, 2024.

Second Quarter Fiscal 2025 Highlights

(Comparisons are to the second quarter of fiscal 2024)

•	Net sales of $1.5 billion increased 3.5%; organic net sales decreased 4.6%.

•	Net income of $53.5 million, or $1.35 per diluted share, decreased from net income of $81.0 million, or $1.97 per diluted share; Net income margin declined 200 basis points to 3.6%.

•	Adjusted net income of $80.1 million, or $2.02 per diluted share, decreased from $98.4 million, or $2.40 per diluted share.

•	Adjusted EBITDA of $152.2 million decreased $15.3 million, or 9.2%; Adjusted EBITDA margin was 10.3%, compared to 11.8%.

•	Cash provided by operating activities and free cash flow were $115.6 million and $101.5 million, respectively, compared to cash provided by operating activities and free cash flow of $118.1 million and $102.1 million, respectively, in the prior year period; Net debt leverage was 2.3 times at the end of the quarter, up from 1.5 times a year ago.

•	Subsequent to the end of the quarter, the Board of Directors renewed the Company’s share repurchase program, authorizing the Company to repurchase up to $250 million of its outstanding common stock.

“During our second quarter of fiscal 2025, the GMS team delivered net sales of $1.5 billion, net income of $53.5 million and Adjusted EBITDA of $152.2 million, reflecting the team’s continued ability to effectively navigate a challenging and dynamic operating environment,” said John C. Turner, Jr., President and CEO of GMS. “Prices remained resilient across our major product lines, including for Steel Framing where, while lower year-over-year, pricing improved sequentially as compared with the first quarter of fiscal 2025 and monthly as we moved through the quarter. Also, as compared with the second quarter of fiscal 2024, we realized volume growth, inclusive of acquisitions, in Ceilings, Steel Framing and Complementary Products. Partially offsetting this growth were soft multi-family activity and softening commercial shipments. Hurricane-related slowdowns also significantly impacted one of our largest and fastest-growing regions during the quarter, causing operational inefficiencies and holding back demand, particularly in Wallboard.”

Turner continued, “In spite of softening end markets overall, we saw pockets of relative strength in activity in certain commercial sectors, including data centers, public and private education, healthcare and projects backed by government incentive programs, such as the CHIPS and Inflation Reduction Acts. Single-family construction was relatively flat year-over-year. Stubbornly high mortgage rates and generally tight financing availability, however, continued to weaken the broader construction environment for each of our end markets, particularly for multi-family. Despite these near-term challenges, which we expect to continue into the new calendar year, our resilient team and business model are expected to again deliver solid levels of free cash flow as we progress through choppy market conditions. We expect to continue to invest in our business such that when longer-term rates retreat or become the new normal, we are positioned well to capitalize on the likely subsequent improvement in construction activity.”

“We remain focused on the execution of our strategic priorities, including expanding our platform through both acquisitions and greenfield opportunities while maintaining a disciplined capital allocation strategy, as well as enhancing our product and service offerings and delivering improved profitability as we leverage technology and best practices to achieve advancements in productivity. We are confident these actions will position us for long term success as we continue providing our customers outstanding products and service.”

Second Quarter Fiscal 2025 Results

(Comparisons are to the second quarter of fiscal 2024 unless otherwise noted)

Net sales for the second quarter of fiscal 2025 of $1.5 billion increased 3.5% due to contributions from recent acquisitions, which helped drive volume growth in Ceilings, Steel Framing and Complementary Products. While pricing improved sequentially as compared to the first quarter of fiscal 2025 in all of our major product categories, year-over-year deflation in Steel Framing reduced net sales by approximately $18 million, compared to the prior year quarter. Hurricanes Helene and Milton also reduced total net sales and organic net sales by an estimated $20 million during the quarter.

Organic net sales declined 4.6% as softened demand across our multi-family and commercial end markets combined with the hurricane-related impacts. The storms most notably reduced demand for single-family Wallboard.

Year-over-year quarterly sales changes by product category were as follows:

•      Wallboard sales of $582.1 million decreased 0.5% (down 5.2% on an organic basis).

•      Ceilings sales of $204.4 million increased 16.6% (up 1.6% on an organic basis).

•      Steel Framing sales of $217.4 million decreased 6.3% (down 14.0% on an organic basis).

•      Complementary Product sales of $466.8 million increased 9.0% (down 1.4% on an organic basis).

Gross profit of $461.1 million increased $2.5 million from the prior year quarter. Gross margin was 31.4%, down 90 basis points as compared to 32.3% a year ago, primarily due to price and cost dynamics in Wallboard, a mix shift from commercial and multi-family to single-family Wallboard deliveries, unrealized manufacturer purchasing incentives due to lighter demand and storm disruption, and several operational impacts to cost of sales.

Selling, general and administrative (“SG&A”) expenses were $324.2 million for the quarter, up from $300.9 million. Of the $23.3 million year-over-year increase, approximately $21 million related to recent acquisitions and $5.6 million related to an increase in severance costs primarily associated with the previously disclosed cost containment actions, and $2 million related to higher insurance claims. Despite the headwind of storm-related inefficiencies, these increases were partially offset by lower overall operating costs, reflective of the realized savings from the previously disclosed cost reduction actions and reduced activity from changes in demand.

SG&A expense as a percentage of net sales increased 80 basis points to 22.0% for the quarter, compared to 21.2%. A combination of general operating cost inflation, additional accident claim activity and rent expense, together with steel price deflation negatively impacted SG&A leverage by approximately 105 basis points. Also, costs, primarily severance, related to our previously announced cost containment efforts, negatively impacted SG&A leverage by 45 basis points. These factors were partially offset by lower average operating costs at recently acquired companies, cost improvements from our restructuring actions, and the impacts of Wallboard price inflation. Adjusted SG&A expense as a percentage of net sales of 21.1% increased 50 basis points from 20.6%.

Inclusive of a $5.0 million, or 26.4%, increase in interest expense, net income decreased 33.9% to $53.5 million, or $1.35 per diluted share, compared to net income of $81.0 million, or $1.97 per diluted share. Net income margin declined 200 basis points from 5.7% to 3.6%. Adjusted net income was $80.1 million, or $2.02 per diluted share, for the second quarter of fiscal 2025, compared to $98.4 million, or $2.40 per diluted share.

Adjusted EBITDA decreased $15.3 million, or 9.2%, to $152.2 million compared to the prior year quarter. Adjusted EBITDA margin was 10.3%, compared with 11.8% for the second quarter of fiscal 2024.

Balance Sheet, Liquidity and Cash Flow

As of October 31, 2024, the Company had cash on hand of $83.9 million, total debt of $1.5 billion and $458.6 million of available liquidity under its revolving credit facilities. Net debt leverage was 2.3 times as of the end of the quarter, up from 1.5 times at the end of the second quarter of fiscal 2024.

For the second quarter of fiscal 2025, cash provided by operating activities was $115.6 million, compared to $118.1 million in the prior year period. Free cash flow was $101.5 million for the quarter ended October 31, 2024, compared to $102.1 million for the quarter ended October 31, 2023.

Share Repurchase Activity and Renewed Share Repurchase Authorization

During the Company’s fiscal second quarter, the Company repurchased 593,168 shares of common stock for $52.3 million. As of October 31, 2024, the Company had $102.0 million of share repurchase authorization remaining.

However, on December 2, 2024, the Company’s Board of Directors approved a renewal of the share repurchase program authorizing the Company to repurchase up to $250 million of its outstanding common stock. This authorization replaces the Company’s previous share repurchase authorization of $250 million, which commenced in October 2023 and had $94.6 million of authorization remaining as of November 30, 2024. Repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. The renewal of the Company’s share repurchase authorization reflects the Board’s confidence in the business going forward.

Platform Expansion Activities

During the second quarter of fiscal 2025, the Company continued the execution of its platform expansion strategy. As previously announced, the Company successfully acquired R. S. Elliott Specialty Supply, a leading distributor of exterior building products within the state of Florida, on August 26, 2024.

In addition, during the quarter, the Company established one new greenfield location, expanding its presence to provide enhanced service and product offerings in Summerville, SC. Additionally, subsequent to the end of the quarter, the Company opened two more locations with a facility in Middleton, MA and another facility in Clackamas, OR, which is in the greater Portland, OR market.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the second quarter of fiscal 2025 ended October 31, 2024 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, December 5, 2024. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through January 5, 2025 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13749911.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 300 distribution centers with extensive product offerings of Wallboard, Ceilings, Steel Framing and Complementary Products. In addition, GMS operates approximately 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, end market mix, pricing, volumes, the demand for the Company’s products, including Complementary Products, free cash flow, mortgage and lending rates, the Company’s strategic priorities and the results thereof, stockholder value, performance, growth, and results thereof, and future share repurchases contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current and future public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of December 5, 2024. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to December 5, 2024.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2024	2023	2024	2023
Net sales	$1,470,776	$1,420,930	$2,919,232	$2,830,530
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,009,649	962,301	2,006,542	1,921,347
Gross profit	461,127	458,629	912,690	909,183
Operating expenses:
Selling, general and administrative	324,225	300,894	639,377	587,690
Depreciation and amortization	42,078	32,937	80,110	64,955
Total operating expenses	366,303	333,831	719,487	652,645
Operating income	94,824	124,798	193,203	256,538
Other (expense) income:
Interest expense	(23,697)	(18,742)	(45,910)	(37,656)
Write-off of debt discount and deferred financing fees	—	—	—	(1,401)
Other income, net	1,299	2,106	3,327	4,245
Total other expense, net	(22,398)	(16,636)	(42,583)	(34,812)
Income before taxes	72,426	108,162	150,620	221,726
Provision for income taxes	18,890	27,205	39,836	53,939
Net income	$53,536	$80,957	$110,784	$167,787
Weighted average common shares outstanding:
Basic	39,126	40,466	39,334	40,608
Diluted	39,703	41,088	39,964	41,282
Net income per common share:
Basic	$1.37	$2.00	$2.82	$4.13
Diluted	$1.35	$1.97	$2.77	$4.06

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	October 31, 2024	April 30, 2024
Assets
Current assets:
Cash and cash equivalents	$83,928	$166,148
Trade accounts and notes receivable, net of allowances of $15,984 and $16,930, respectively	943,682	849,993
Inventories, net	594,311	580,830
Prepaid expenses and other current assets	48,429	42,352
Total current assets	1,670,350	1,639,323
Property and equipment, net of accumulated depreciation of $336,513 and $309,850, respectively	513,650	472,257
Operating lease right-of-use assets	295,024	251,207
Goodwill	936,504	853,767
Intangible assets, net	562,423	502,688
Deferred income taxes	25,528	21,890
Other assets	19,530	18,708
Total assets	$4,023,009	$3,759,840
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$417,799	$420,237
Accrued compensation and employee benefits	99,816	125,610
Other accrued expenses and current liabilities	124,315	111,204
Current portion of long-term debt	54,882	50,849
Current portion of operating lease liabilities	51,885	49,150
Total current liabilities	748,697	757,050
Non-current liabilities:
Long-term debt, less current portion	1,426,564	1,229,726
Long-term operating lease liabilities	248,006	204,865
Deferred income taxes, net	79,808	62,698
Other liabilities	50,627	44,980
Total liabilities	2,553,702	2,299,319
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 38,870 and 39,754 shares issued and outstanding as of October 31, 2024 and April 30, 2024, respectively	389	397
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of October 31, 2024 and April 30, 2024	—	—
Additional paid-in capital	244,698	334,596
Retained earnings	1,267,831	1,157,047
Accumulated other comprehensive loss	(43,611)	(31,519)
Total stockholders' equity	1,469,307	1,460,521
Total liabilities and stockholders' equity	$4,023,009	$3,759,840

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended October 31,
	2024	2023
Cash flows from operating activities:
Net income	$110,784	$167,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,110	64,955
Write-off and amortization of debt discount and debt issuance costs	895	2,726
Equity-based compensation	10,358	10,698
Loss (gain) on disposal and impairment of assets	507	(441)
Deferred income taxes	(4,464)	(5,085)
Other items, net	3,765	3,590
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(48,203)	(89,384)
Inventories	(4,201)	20,267
Prepaid expenses and other assets	(9,107)	(19,578)
Accounts payable	(17,848)	(9,849)
Accrued compensation and employee benefits	(25,712)	(36,293)
Other accrued expenses and liabilities	(4,222)	15,354
Cash provided by operating activities	92,662	124,747
Cash flows from investing activities:
Purchases of property and equipment	(23,052)	(29,546)
Proceeds from sale of assets	2,322	1,701
Acquisition of businesses, net of cash acquired	(207,259)	(55,964)
Other investing activities	(5,200)	—
Cash used in investing activities	(233,189)	(83,809)
Cash flows from financing activities:
Repayments on revolving credit facility	(828,511)	(389,409)
Borrowings from revolving credit facility	1,009,060	360,173
Payments of principal on long-term debt	(2,494)	—
Borrowings from term loan amendment	—	288,266
Repayments from term loan amendment	—	(287,768)
Payments of principal on finance lease obligations	(21,834)	(19,304)
Repurchases of common stock	(99,248)	(75,356)
Payment for debt issuance costs	—	(5,825)
Proceeds from exercises of stock options	2,460	1,756
Payments for taxes related to net share settlement of equity awards	(4,928)	(3,975)
Proceeds from issuance of stock pursuant to employee stock purchase plan	3,207	2,664
Cash provided by (used in) financing activities	57,712	(128,778)
Effect of exchange rates on cash and cash equivalents	595	(388)
Decrease in cash and cash equivalents	(82,220)	(88,228)
Cash and cash equivalents, beginning of period	166,148	164,745
Cash and cash equivalents, end of period	$83,928	$76,517
Supplemental cash flow disclosures:
Cash paid for income taxes	$46,014	$69,224
Cash paid for interest	45,909	35,321

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Six Months Ended
	October 31, 2024	% of Total	October 31, 2023	% of Total	October 31, 2024	% of Total	October 31, 2023	% of Total
Wallboard	$582,119	39.6%	$585,174	41.2%	$1,170,048	40.1%	$1,156,599	40.9%
Ceilings	204,441	13.9%	175,329	12.3%	411,597	14.1%	350,534	12.4%
Steel framing	217,388	14.8%	232,108	16.3%	427,246	14.6%	468,868	16.6%
Complementary products	466,828	31.7%	428,319	30.1%	910,341	31.2%	854,529	30.2%
Total net sales	$1,470,776		$1,420,930		$2,919,232		$2,830,530

GMS Inc.

Net Sales and Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Net Sales			Organic Sales
	Three Months Ended October 31,			Three Months Ended October 31,
	2024	2023	Change	2024	2023	Change
Wallboard	$582.1	$585.2	(0.5)%	$554.7	$585.2	(5.2)%
Ceilings	204.4	175.3	16.6%	178.2	175.3	1.6%
Steel framing	217.4	232.1	(6.3)%	199.6	232.1	(14.0)%
Complementary products	466.8	428.3	9.0%	422.5	428.3	(1.4)%
Total net sales	$1,470.7	$1,420.9	3.5%	$1,355.0	$1,420.9	(4.6)%

GMS Inc.

Per Day Net Sales and Per Day Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Per Day Net Sales			Per Day Organic Sales
	Three Months Ended October 31,			Three Months Ended October 31,
	2024	2023	Change	2024	2023	Change
Wallboard	$9.0	$9.0	(0.5)%	$8.5	$9.0	(5.2)%
Ceilings	3.1	2.7	16.6%	2.7	2.7	1.6%
Steel framing	3.3	3.6	(6.3)%	3.1	3.6	(14.0)%
Complementary products	7.2	6.6	9.0%	6.5	6.6	(1.4)%
Total net sales	$22.6	$21.9	3.5%	$20.8	$21.9	(4.6)%

	Per Day Organic Growth
	Three Months Ended October 31, 2024
	Volume	Price/Mix/Fx
Wallboard	(5.2)%	—%
Ceilings	(2.5)%	4.1%
Steel framing	(8.0)%	(6.0)%

(a) Given the wide breadth of offerings and units of measure in Complementary Products, detailed price vs volume reporting is not available at a consolidated level.

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2024	2023	2024	2023
Net income	$53,536	$80,957	$110,784	$167,787
Interest expense	23,697	18,742	45,910	37,656
Write-off of debt discount and deferred financing fees	—	—	—	1,401
Interest income	(193)	(292)	(563)	(766)
Provision for income taxes	18,890	27,205	39,836	53,939
Depreciation expense	20,529	16,963	39,757	33,290
Amortization expense	21,549	15,974	40,353	31,665
EBITDA	$138,008	$159,549	$276,077	$324,972
Stock appreciation expense(a)	397	401	640	1,619
Redeemable noncontrolling interests and deferred compensation(b)	693	184	1,115	664
Equity-based compensation(c)	4,925	5,111	8,603	8,415
Severance and other permitted costs(d)	6,460	882	7,416	1,288
Transaction costs (acquisitions and other)(e)	1,193	1,223	2,473	2,608
(Gain) loss on disposal of assets(f)	(351)	(310)	507	(441)
Effects of fair value adjustments to inventory(g)	106	140	481	442
Change in fair value of contingent consideration(h)	793	—	793	—
Debt transaction costs(i)	—	378	—	1,289
EBITDA adjustments	14,216	8,009	22,028	15,884
Adjusted EBITDA	$152,224	$167,558	$298,105	$340,856

Net sales	$1,470,776	$1,420,930	$2,919,232	$2,830,530
Adjusted EBITDA Margin	10.3%	11.8%	10.2%	12.0%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains and losses from the sale and disposal of assets.
(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.
(h)	Represents the change in fair value of contingent consideration arrangements.
(i)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided By Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2024	2023	2024	2023
Cash provided by operating activities	$115,601	$118,100	$92,662	$124,747
Purchases of property and equipment	(14,076)	(16,008)	(23,052)	(29,546)
Free cash flow (a)	$101,525	$102,092	$69,610	$95,201

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2024	2023	2024	2023
Selling, general and administrative expense	$324,225	$300,894	$639,377	$587,690

Adjustments
Stock appreciation expense(a)	(397)	(401)	(640)	(1,619)
Redeemable noncontrolling interests and deferred compensation(b)	(693)	(184)	(1,115)	(664)
Equity-based compensation(c)	(4,925)	(5,111)	(8,603)	(8,415)
Severance and other permitted costs(d)	(6,460)	(882)	(7,416)	(1,288)
Transaction costs (acquisitions and other)(e)	(1,193)	(1,223)	(2,473)	(2,608)
Gain (loss) on disposal of assets(f)	351	310	(507)	441
Debt transaction costs(g)	—	(378)	—	(1,289)
Adjusted SG&A	$310,908	$293,025	$618,623	$572,248

Net sales	$1,470,776	$1,420,930	$2,919,232	$2,830,530
Adjusted SG&A margin	21.1%	20.6%	21.2%	20.2%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains and losses from the sale and disposal of assets.
(g)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2024	2023	2024	2023
Income before taxes	$72,426	$108,162	$150,620	$221,726
EBITDA adjustments	14,216	8,009	22,028	15,884
Write-off of debt discount and deferred financing fees	—	—	—	1,401
Amortization expense (1)	21,549	15,974	40,353	31,665
Adjusted pre-tax income	108,191	132,145	213,001	270,676
Adjusted income tax expense	28,130	33,697	55,380	69,022
Adjusted net income	$80,061	$98,448	$157,621	$201,654
Effective tax rate (2)	26.0%	25.5%	26.0%	25.5%

Weighted average shares outstanding:
Basic	39,126	40,466	39,334	40,608
Diluted	39,703	41,088	39,964	41,282
Adjusted net income per share:
Basic	$2.05	$2.43	$4.01	$4.97
Diluted	$2.02	$2.40	$3.94	$4.88

(1) Represents all non-cash amortization resulting from business combinations. To make the financial presentation more consistent with other public building products companies, beginning in the first quarter 2025 we are now including an adjustment for all non-cash amortization expense related to acquisitions, as opposed to non-cash amortization and depreciation for select acquisitions.

(2) Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.

GMS Inc.

Reconciliation of Net Income to Pro Forma Adjusted EBITDA (Unaudited)

(in thousands)

	Last Twelve Months Ended
	October 31,
	2024		2023
Net income	$219,076		$308,155
Interest expense	83,715		72,783
Write-off of debt discount and deferred financing fees	674		1,401
Interest income	(1,551)		(1,843)
Provision for income taxes	83,984		100,426
Depreciation expense	75,673		64,416
Amortization expense	72,844		62,780
EBITDA	$534,415		$608,118
Stock appreciation expense(a)	4,412		3,748
Redeemable noncontrolling interests and deferred compensation(b)	1,878		1,007
Equity-based compensation(c)	15,806		14,719
Severance and other permitted costs(d)	8,756		3,345
Transaction costs (acquisitions and other)(e)	4,721		3,905
Loss (gain) on disposal of assets(f)	219		(1,651)
Effects of fair value adjustments to inventory(g)	1,672		1,386
Change in fair value of contingent consideration(h)	793		—
Debt transaction costs(i)	31		1,447
EBITDA adjustments	38,288		27,906
Adjusted EBITDA	572,703		636,024
Contributions from acquisitions(j)	31,032		11,386
Pro Forma Adjusted EBITDA	$603,735		$647,410

Cash and cash equivalents	$83,928		$76,517
Total debt	1,481,446		1,076,050
Net debt	$1,397,518		$999,533
Net debt / Pro Forma Adjusted EBITDA	2.3	x	1.5	x

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains and losses from the sale and disposal of assets.
(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.
(h)	Represents the change in fair value of contingent consideration arrangements.
(i)	Represents costs paid to third-party advisors related to debt refinancing activities.
(j)	Represents the pro forma impact of earnings from acquisitions from the beginning of the last twelve month period to the date of acquisition, including synergies.